Exhibit 99.1

Investor Relations Contact: Thomas Baker, 603.683.2505 Senior Vice President, CFO, and Treasurer tom@connection.com

CONNECTION (CNXN)

REPORTS FIRST QUARTER 2025 RESULTS

Announces a $50 Million Increase to the Share Repurchase Program

FIRST QUARTER SUMMARY:

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Net sales: $701.0 million, increase of 10.9% y/y
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Gross profit: $127.3 million, up 7.8% y/y
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Gross margin: 18.2%, down 50 basis points y/y
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Net income: $13.5 million, increase of 2.5% y/y
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Diluted EPS: $0.51, compared to $0.50
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Adjusted Diluted EPS: $0.60, compared to $0.50[1]

Merrimack, NH—April 30, 2025—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the first quarter ended March 31, 2025. The Company also announced that its Board of Directors declared a quarterly dividend of $0.15 per share of the Company’s common stock. Payment will be made on May 30, 2025, to shareholders of record on May 13, 2025. The Board of Directors also approved a $50.0 million increase to Connection’s existing share repurchase program, bringing the aggregate amount authorized to $170 million, of which $50.5 million is available after giving effect to the increase.

“During the first quarter of 2025, we saw strong demand as customers focused on operational efficiencies and productivity gains enabled by technology solutions. This led to double digit growth for digital workplace solutions – including mobility and desktops – as well as double-digit growth for datacenter modernization, spanning servers, storage, cloud, and software. These gains contributed to improved profitability resulting in 20% growth in adjusted earnings per share,” said Timothy McGrath, President and Chief Executive Officer of Connection.

First Quarter of 2025 Results:

Net sales for the quarter ended March 31, 2025 increased by 10.9%, year over year. Gross profit increased by 7.8% to $127.3 million, compared to $118.1 million, while gross margin decreased 50 basis points to 18.2%, compared to the prior year quarter. Net income increased by 2.5% to $13.5 million, or $0.51 per diluted share, compared to net income of $13.2 million, or $0.50 per diluted share, for the first quarter of 2024. Diluted Earnings per Share1 adjusted for the impact of severance expenses was $0.60 per share for the quarter ended March 31, 2025, compared to $0.50 per share for the quarter ended March 31, 2024.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, severance expenses and non-routine legal settlements (“Adjusted EBITDA”)1 increased 2% to $123.1 million for the twelve months ended March 31, 2025, compared to $120.3 million for the twelve months ended March 31, 2024.

1 Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP measures. See pages 9 and 10 for definitions and reconciliations of these measures.

Performance by Segment:

●	Net sales for the Business Solutions segment increased by 1.0% to $258.4 million in the first quarter of 2025, compared to $255.9 million in the prior year quarter. Gross profit increased by 8.4% to $65.4 million, compared to $60.4 million in the prior year quarter. Gross margin increased by 170 basis points to 25.3% for the first quarter of 2025.
●	Net sales for the Public Sector Solutions segment increased by 54.7% to $144.6 million in the first quarter of 2025, compared to $93.5 million in the prior year quarter. Sales to the federal government increased by 228.0% to $40.1 million, while sales to state and local governments and educational institutions increased by 14.5% to $11.0 million. Gross profit increased by 30.9% to $19.6 million, compared to $15.0 million in the prior year quarter. Gross margin decreased by 240 basis points to 13.6% for the first quarter of 2025.
●	Net sales for the Enterprise Solutions segment increased by 5.4% to $298.0 million in the first quarter of 2025, compared to $282.6 million in the prior year quarter. Gross profit decreased by 1.0% to $42.3 million, compared to $42.7 million in the first quarter of 2024. Gross margin decreased by 90 basis points to 14.2% for the first quarter of 2025.

Sales by Product Mix:

●	Notebook/mobility and desktop sales increased by 21% year over year and accounted for 50% of net sales in the first quarter of 2025, compared to 45% of net sales in the first quarter of 2024.
●	Software sales increased by 17% year over year and accounted for 11% of net sales in the first quarter of 2025, compared to 10% of net sales in the first quarter of 2024.
●	Servers/storage sales increased by 18% year over year and accounted for 7% of net sales in the first quarter in both 2025 and 2024.
●	Networking sales decreased by 3% year over year and accounted for 7% of net sales in the first quarter in both 2025 and 2024.
●	Accessories sales remained flat year over year and accounted for 11% of net sales in the first quarter of 2025, compared to 13% of net sales in the first quarter of 2024.

Selling, general and administrative (“SG&A”) expenses increased in the first quarter of 2025 to $109.9 million from $104.6 million in the prior year quarter. SG&A as a percentage of net sales decreased to 15.7%, compared to 16.6% in the prior year quarter. The increase in SG&A was primarily driven by an increase in variable compensation due to higher levels of gross profit in the quarter.

In addition, the first quarter of 2025 results include $2.9 million of severance expenses related to internal cost reduction initiatives.

Interest income in the first quarter of 2025 was $3.9 million, compared to $4.6 million in the first quarter of 2024.

Cash and cash equivalents and short-term investments were $340.3 million as of March 31, 2025, compared to $442.6 million as of December 31, 2024. During the first quarter of 2025, the Company repurchased 697,069 shares of stock at an aggregate purchase price of $44.8 million.

Conference Call and Webcast

Connection will host a conference call and live web cast today, April 30, 2025 at 4:30 p.m. EDT to discuss its first quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

●	substantial competition reducing our market share;
●	significant price competition reducing our profit margins;
●	the loss of any of our major vendors adversely affecting the number or type of products we may offer;
●	virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
●	service interruptions at third party shippers negatively impacting our ability to deliver the products we offer to our customers;
●	increases in shipping and postage costs reducing our margins and adversely affecting our results of operations;
●	loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
●	cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
●	macroeconomic factors facing the global economy, including disruptions in or increased volatility of the capital markets, changes in trade policy, which may include the imposition of tariffs or other trade barriers, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates modifying the timing or reducing the level of investment our customers are willing to make in IT products.

Additional factors include those described in our Annual Report on Form 10-K for the year ended December 31, 2024, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

	At or for the Three Months Ended March 31,
	2025	2024	% Change
Operating Data:
Net sales (in thousands)	$701,046	$632,025	11%
Diluted earnings per share	$0.51	$0.50	2%

Gross margin	18.2%	18.7%
Operating margin	2.1%	2.1%

Inventory turns (1)	18	17
Days sales outstanding (2)	72	70

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	37%	35%
Desktops	13	10
Accessories	11	13
Software	11	10
Displays	7	10
Net/Com Products	7	7
Servers/Storage	7	7
Other Hardware/Services	7	8
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding (in thousands)	25,628	26,366
Closing price	$62.42	$65.93
Market capitalization (in thousands)	$1,599,700	$1,738,310
Trailing price/earnings ratio	18.9	21.2
LTM Net Income (in thousands)	$87,422	$82,227
LTM Adjusted EBITDA (3) (in thousands)	$123,092	$120,255

(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)	LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, severance expenses and non-routine legal settlements for the last twelve months. See page 8 for a reconciliation.

REVENUE AND MARGIN INFORMATION

	For the Three Months Ended March 31,
	2025		2024
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin
Enterprise Solutions	$298,003	14.2%	$282,659	15.1%
Business Solutions	258,385	25.3	255,869	23.6
Public Sector Solutions	144,658	13.6	93,497	16.0
Total	$701,046	18.2%	$632,025	18.7%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2025	2024
Net sales	$701,046	$632,025
Cost of sales	573,735	513,953
Gross profit	127,311	118,072
Selling, general and administrative expenses	109,859	104,608
Severance expenses	2,930	—
Income from operations	14,522	13,464
Interest income, net	3,900	4,567
Other income	76	—
Income tax provision	(5,017)	(4,877)
Net income	$13,481	$13,154

Earnings per common share:
Basic	$0.52	$0.50
Diluted	$0.51	$0.50

Shares used in the computation of earnings per common share:
Basic	26,076	26,362
Diluted	26,218	26,525

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(amounts in thousands)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$182,457	$178,318
Short-term investments	157,868	264,295
Accounts receivable, net	603,984	611,433
Inventories, net	151,792	95,054
Prepaid expenses and other current assets	20,418	17,750
Total current assets	1,116,519	1,166,850
Property and equipment, net	51,658	52,520
Right-of-use assets, net	2,808	3,077
Goodwill	73,602	73,602
Intangibles assets, net	1,904	2,209
Other assets	1,012	1,096
Total Assets	$1,247,503	$1,299,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$273,521	$300,242
Accrued payroll	28,327	23,330
Accrued expenses and other liabilities	52,037	47,633
Total current liabilities	353,885	371,205
Deferred income taxes	15,061	15,091
Operating lease liability	1,066	1,552
Other liabilities	516	516
Total Liabilities	370,528	388,364
Stockholders’ Equity:
Common stock	294	294
Additional paid-in capital	138,725	137,036
Retained earnings	847,037	837,466
Accumulated other comprehensive (loss) income	61	174
Treasury stock at cost	(109,142)	(63,980)
Total Stockholders’ Equity	876,975	910,990
Total Liabilities and Stockholders’ Equity	$1,247,503	$1,299,354

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(amounts in thousands)	2025	2024
Cash Flows (used in) provided by Operating Activities:
Net income	$13,481	$13,154
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,099	3,266
Adjustments to credit losses reserve	395	269
Stock-based compensation expense	2,208	1,949
Amortization of discount on short-term investments, net	(45)	(2,324)
Gain on sale of short-term investments	(76)	—
Loss on disposal of fixed assets	16	21
Changes in assets and liabilities:
Accounts receivable	7,054	79,306
Inventories	(56,738)	279
Prepaid expenses and other current assets	(2,668)	196
Other non-current assets	84	280
Accounts payable	(26,958)	(45,127)
Accrued expenses and other liabilities	7,761	6,016
Net cash (used in) provided by operating activities	(52,387)	57,285
Cash Flows provided by (used in) Investing Activities:
Purchases of short-term investments	(52,358)	(99,999)
Proceeds from sale of short-term investments	108,763	—
Maturities of short-term investments	50,000	50,000
Purchases of property and equipment	(1,711)	(1,608)
Net cash provided by (used in) investing activities	104,694	(51,607)
Cash Flows used in Financing Activities:
Proceeds from short-term borrowings	732	8,349
Repayment of short-term borrowings	(732)	(8,349)
Purchase of common stock for treasury shares	(43,739)	(186)
Dividend payments	(3,910)	(2,636)
Payment of payroll taxes on stock-based compensation through shares withheld	(519)	(231)
Net cash used in financing activities	(48,168)	(3,053)
Increase in cash and cash equivalents	4,139	2,625
Cash and cash equivalents, beginning of period	178,318	144,954
Cash and cash equivalents, end of period	$182,457	$147,579

Non-cash Investing and Financing Activities:
Accrued purchases of property and equipment	$437	$336
Accrued purchase of treasury shares	$1,027	$—
Accrued excise tax on treasury purchases	$432	$2
Supplemental Cash Flow Information:
Income taxes paid	$3,059	$635
Interest paid	$—	$1

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to Net Income is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, severance expenses and non-routine legal settlements. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,			LTM Ended March 31, (1)
(amounts in thousands)	2025	2024	% Change	2025	2024	% Change
Net income	$13,481	$13,154	2%	$87,422	$82,227	6%
Depreciation and amortization	3,099	3,266	(5)	12,817	12,847	(0)
Income tax expense	5,017	4,877	3	30,532	29,515	3
Interest income	(3,904)	(4,568)	(15)	(18,227)	(13,251)	38
Interest expense	4	1	300	169	9	1,778
EBITDA	17,697	16,730	6	112,713	111,347	1
Severance expenses (2)	2,930	—	100	3,345	1,790	87
Legal settlement (3)	—	—	—	(1,700)	—	100
Stock-based compensation	2,208	1,949	13	8,734	7,118	23
Adjusted EBITDA	$22,835	$18,679	22%	$123,092	$120,255	2%

(1)	LTM: Last twelve months
(2)	Severance expenses in 2025 and 2024 consisted of severance and other charges related to internal restructuring activities.
(3)	The Company recorded $1.7 million of other income as a result of a legal settlement received.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation of Adjusted Net Income to Net Income is detailed below. Adjusted Net Income is defined as Net Income plus severance expenses, net of tax plus or minus loss or income from non-routine legal settlements. A reconciliation of Adjusted Diluted Earnings per Share to Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined as diluted earnings per share adjusted for severance expenses, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2025	2024	% Change
Net income	$13,481	$13,154	2%
Severance expenses (1)	2,930	—	100
Tax benefit	(795)	—	100
Adjusted Net Income	15,616	13,154	19
Diluted shares	26,218	26,525
Diluted Earnings per Share	$0.51	$0.50	2%
Adjusted Diluted Earnings per Share	$0.60	$0.50	20%

(1)	Severance expenses in 2025 and 2024 consisted of severance and other charges related to internal restructuring activities.